Exhibit 10.7

AMERICAN REALTY CAPITAL NEW YORK CITY REIT II, INC.

FORM OF DISTRIBUTION SUPPORT AGREEMENT

DISTRIBUTION SUPPORT AGREEMENT (the “Agreement”) dated [•], 2015 by and among American Realty Capital III, LLC (the “Sponsor”) and American Realty Capital New York City REIT II, Inc. (the “Company”).

WHEREAS, the Company has registered for public sale (the “Offering”) a maximum of 44,700,000 shares of its common stock, $0.01 par value per share (the “Shares”), of which amount: (a) up to 30,000,000 Shares are being offered to the public pursuant to the Company’s primary offering; and (b) up to 14,700,000 Shares are being offered to stockholders of the Company (the “Stockholders”) pursuant to the Company’s distribution reinvestment plan (the “DRIP”);

WHEREAS, the majority of the net proceeds of the Offering are intended to be invested in a portfolio of commercial real estate properties, with a lesser portion permitted to be invested in commercial real estate debt and commercial real estate related investments; and

WHEREAS, to provide the Company with funds to pay cash distributions authorized and declared to Stockholders during the Offering, the Sponsor has agreed to purchase up to an aggregate of $10,000,000 in Shares in accordance with the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions. The following terms, when used herein, shall have the following meanings:

“Advisor” means New York City Advisors II, LLC, the Company’s advisor, or any Affiliated successor.

"Affiliate" means with respect to any Person: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10.0% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Agreement” has the meaning set forth in the recitals.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” has the meaning set forth in the recitals.

“Distribution Shortfall” means, with respect to any calendar quarter during the Term, the amount by which Quarterly Distributions exceed MFFO for such quarter or, in the event MFFO is negative, the amount of the Quarterly Distributions for such quat1er.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the Issue Price, reduced by: (i) any amounts paid by the Company to repurchase Shares pursuant to the Company's plan for redemption of Shares; and (ii) the aggregate amount of net sale proceeds distributed to Stockholders as a result of the sale of one or more of the Company's investments.

“Issue Date” has the meaning set forth in Section 3(b) hereof.

“Issue Price” means the gross price per Share the original purchasers of Shares paid to the Company for the Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Shares).

“MFFO” means the Company's modified funds from operations as disclosed in the Company's Periodic Report filed with respect to the applicable period.

“Offering” has the meaning set forth in the recitals.

“Periodic Report” means the Company’s quarterly report on Form 10-Q or annual report on Form 10-K, as applicable.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prospectus” means the prospectus for the Offering contained in the Company's registration statement on Form S-11, filed with the SEC pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations of the SEC promulgated thereunder, and declared effective by the SEC, as such prospectus may be supplemented or amended thereafter.

“Purchase Price” means, as of any given date, the per share price of the Shares in the Offering, net of the maximum per share selling commissions and maximum dealer manager fees specified in the Prospectus.

“Quarterly Distributions” means the aggregate amount of cash distributions (excluding distributions reinvested through the DRIP) paid to Stockholders during a calendar quarter.

“SEC” means the United States Securities and Exchange Commission.

“Shares” has the meaning set forth in the recitals.

“Stockholders” has the meaning set forth in the recitals.

“Stockholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on aggregate Invested Capital (calculated like simple interest on a daily basis based on a 365 day year). For purposes of calculating the Stockholders' 6% Return, aggregate Invested Capital shall be determined for each day during the period for which the Stockholders' 6% Return is being calculated.

“Threshold Amount” means an amount equal to the Stockholders' 6% Return, prorated for such quarter.

“Term” has the meaning set forth in Section 4 hereof.

2.            Share Purchase Commitment. In the event of a Distribution Shortfall for any calendar quarter during the Term, the Sponsor shall purchase Shares from the Company in an aggregate amount equal to the Distribution Shortfall; provided, however, that the Sponsor shall not be obligated to purchase Shares for any quarter in which MFFO for such quarter exceeds the Threshold Amount and further provided, that Sponsor’s obligation to purchase Shares pursuant to this Agreement, shall be limited to an aggregate of $10,000,000 in purchase amount (when aggregated with any Shares the Sponsor or its Affiliates purchased in order to satisfy the minimum Offering requirements set forth in the Prospectus). Any Shares purchased by the Sponsor pursuant to this Section 2 shall be purchased pursuant to the Offering and at the Purchase Price in effect as of the date of purchase of the Shares.

3.             Procedure for Purchase of Shares.

(a)	In the event of a Distribution Shortfall, the Company shall deliver to the Sponsor a written notice within ten (10) Business Days following the Company's filing with the SEC of its Periodic Report for such calendar quarter or year, as the case may be, specifying the number of Shares to be purchased by the Sponsor pursuant to Section 2 above and the Company's calculation of the Distribution Shortfall.

(b)	On the fifth Business Day following the delivery of such notice (the "Issue Date"), the Company shall issue to the Sponsor the Shares being sold against the Sponsor’s delivery of its executed subscription for the Offering and payment of the purchase price for such Shares by wire transfer of immediately available funds.

(c)	If the Sponsor fails to deliver the required amount of funds ("Deficit Amount") pursuant to Section 3(b) above within three (3) Business Days thereafter, from time to time when the Company would otherwise be obligated to pay fees to the Sponsor (or its Affiliates) for services performed for the Company, the Company shall offset such fees until such time as the Deficit Amount has been fully repaid.

4.          Term. This Agreement shall be in effect until the earlier of (a) the second anniversary of the commencement of the Offering or (b) the day in which neither the Advisor nor another Affiliate of the Sponsor is serving as the Company’s advisor.

5.           Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to the Company or the Sponsor at the addresses set forth below:

To the Company:

American Realty Capital New York City REIT II, Inc.

405 Park Avenue

New York, New York 10022

Attention: Michael A. Happel

   President

with a copy to:

James Tanaka, Esq.

405 Park Avenue

New York, New York 10022

To the Sponsor:

American Realty Capital III, LLC

405 Park Avenue

New York, New York 10022

Attention: William M. Kahane

with a copy to:

James Tanaka, Esq.

405 Park Avenue

New York, New York 10022

or to such other addresses as the Company and the Sponsor may designate to the Sponsor and Company, respectively, in writing. Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.

6.          Voting Agreement. The Sponsor agrees and shall cause its Affiliates to whom it may transfer Shares to agree on behalf of the Sponsor and to require any subsequent transferees that are Affiliates to agree that, with respect to any Shares purchased pursuant to this Agreement or otherwise acquired, the Sponsor will not vote or consent on matters submitted to the Stockholders regarding any transaction between the Company and the Advisor or a transaction between the Company and any Affiliate of the Sponsor, including, without limitation, the removal of one or more of the Advisor Entities or any of their Affiliates as the Company's Advisor. These voting restrictions shall survive until such time that the Advisor or its Affiliates are no longer serving as the Company's Advisor.

7.          Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any of the parties; provided, however, that the Sponsor may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve the Sponsor of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

8.          Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to conflict of laws provisions.

9.          Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

10.       Entire Agreement. This agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. This agreement may be executed in one or more counterparts.

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IN WITNESS WHEREOF, the patties hereto have executed this Agreement as of the date and year first above written.

AMERICAN REALTY CAPITAL
NEW YORK CITY REIT II, INC.

By:
Name:
Title:

American Realty Capital III, LLC

By:
Name:
Title: